AGREEMENT OF BUSINESS COMBINATION
                            BY EXCHANGE OF ASSETS FOR
                                      STOCK

AGREEMENT dated this 30th day of June, 1997, by and between D-LANZ DEVELOPMENT GROUP INC., a Delaware corporation having its principal place of business at 400 Grove Street, Glen Rock NJ 07452 ("D-LANZ"), and HEALTH TECHNOLOGIES INTERNATIONAL INC., a New Jersey corporation having its address at 400 Grove Street, Glen Rock, NJ 07452 (the "COMPANY").


                              W I T N E S S E T H

     WHEREAS, The Company is desirous of exchanging all or substantially all of it's assets; and

     WHEREAS, D-LANZ is desirous of acquiring all of the assets of the Company;

     IT IS NOW THEREFORE AGREED that in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. Exchange of Assets.

     1.1 Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, then Company shall exchange, transfer, convey, assign and deliver to D-LANZ, and D-LANZ shall receive, acquire and accept on the Closing Date (as such term is hereinafter defined) all of the right, title and interest of the Company, including all aspects to the business, assets, goodwill, and rights of Company as shall exist on the Closing Date, including, without limitation, rights in tradenames, trademarks and copyrights, all rights relating to or arising out of the business conducted by the Company under express or implied warranty (as from the suppliers of the Company with respect to the Assets being transferred to D-LANZ), all books and records, correspondence, employment records and files of or relating to the business or Assets of the Company being exchanged with D-LANZ and all of the Company's right, title and interest in and to each lease, contract, agreement, purchase order or commitment to which the Company is a party or in which the Company has rights, except two vehicles (all of such assets are collectively referred to hereinafter as the "Assets"), free and clear of all liabilities, obligations, liens and encumbrances, except as expressly assumed by D-LANZ under Section 2 below.

     1.2 The transfer of the Assets as herein provided shall be effected by bills of sale, endorsements, assignments, drafts, checks, deeds and other instruments of transfer and conveyance delivered to D-LANZ on the Closing Date in form sufficient to transfer the Assets as contemplated by this agreement and as shall be reasonably requested by D-LANZ. Company covenants that (i) it will, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by D-LANZ to transfer and deliver to D-LANZ or to aid and assist D-LANZ in collecting and reducing to possession, any and all of the Assets; (ii) D-LANZ, after the Closing Date, shall have the right and authority to collect, for the account of D-LANZ, all checks, notes and other evidences of indebtedness or obligations to make payment of money and other items which shall be transferred to D-LANZ as provided herein and to endorse with the name of Company any such checks, notes or other instruments received after the Closing Date; and (iii) Company will transfer and deliver to D-LANZ any cash or other property that Company may receive after the Closing Date in respect of or arising out of the business conducted by Company. After the Closing Date, at reasonable times and upon reasonable notice, Company shall have access to the books and records conveyed to D-LANZ hereunder, and D-LANZ shall have access to any minute books, stock books and similar corporate records retained by Company.

     1.3 Company covenants that between the date hereof and the Closing Date and, if reasonably requested by D-LANZ, after the Closing Date, Company shall use its best efforts to obtain the consent of any parties to any contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements being assigned by Company to D-LANZ hereunder as shall be reasonably requested by D-LANZ. If any such required consent is not obtained, this agreement shall not constitute an agreement to assign the instrument relating thereto, however Company shall cooperate with D-LANZ in any reasonable arrangement to provide for D-LANZ the benefits under any such contract, license, lease, commitment, sales order, purchase order or other agreement, including enforcement, at the cost and for the benefit of D-LANZ, of any and all rights of Company against the other party thereto arising out of the breach or cancellation by such party or otherwise.

     2. Assumption of Liabilities. D-LANZ shall assume no liabilities of Company, except as specified in the list of liabilities which is attached hereto as Exhibit II.

     3. Closing. The Closing hereunder (the "Closing") shall take place on or about the 30th day of September, 1997 at the offices of Roger L. Fidler, Esq. 400 Grove street, Glen Rock, New Jersey 07452 or at such other time and place as may be agreed by D-LANZ and the Company (the "Closing Date") .

     4. Exchange Terms; Allocation.

     4.1 In consideration of the exchange and transfer of the Assets herein contemplated, on the Closing Date, D-LANZ shall deliver at Closing to certain shareholders set forth in Exhibit 4.1 certificates for 8,448,606 shares of said corporation's common stock. Of this shares 2,000,000 will be sold to Scantek Medical, Inc. for par value to satisfy one of the terms of the license being acquired. The balance shall be distributed to the HTI shareholders.

     4.2 Upon the conclusion of this transaction, D-LANZ represents that in addition to the above mentioned shares to be delivered to Company or its nominees on its behalf, there shall remain outstanding, in addition thereto, only the following shares held by other shareholders, to wit:

         1,551,394.

     5. Representations and Warranties of Company. Company hereby represents and warrants as follows:

     5.1 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power and authority to own its properties and carry on its business as and in the places where such properties are now owned or such business is now being conducted. On or before closing Company shall establish to the satisfaction of D-LANZ that it has title to the Assets and authority to convey the same in accordance with the terms of this Agreement. Complete and correct copies of the Certificate of Incorporation of Company and all amendments thereto, and of the By-Laws of Company, and all amendments thereto, certified by the Secretary of Company, have been or will be delivered to D-LANZ on or prior to the Closing Date by Company. Company is duly qualified to do business and is in good standing in all jurisdictions in which such qualification is necessary because of the character of the properties owned by it or the nature of its activities. Company has taken no action and has not failed to take any action, which action or failure would preclude or prevent Company from conducting the business of Company in the manner heretofore conducted.

     5.2 Company has no subsidiaries.

     5.3 Company has obtained written approval of over two-thirds of its stockholders and is fully empowered by them to enter into this transaction.

     5.4 Company has full power and authority, corporate and otherwise, to enter into this agreement on behalf of Company and to cause Company to assume and perform its, his or her obligations hereunder. The execution and delivery of this agreement and the performance by Company of its obligations hereunder have been duly authorized by the Board of Directors of Company and no further action or approval, corporate or otherwise, is required in order to constitute this agreement as a binding and enforceable obligation of Company. The execution and delivery of this agreement and the performance by Company of its obligations hereunder do not and will not violate any provision of the Certificate of Incorporation or By-Laws of Company and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Assets by reason of the terms of any contract, mortgage, lien, lease, agreement indenture, instrument, judgment or decree to which Company is a party or which is or purports to be binding upon Company or which affects or purports to affect any of the Assets.

     5.4 No action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to Company in order to constitute this agreement as a binding and enforceable obligation of Company in accordance with its terms.

     5.5 Company has not incurred any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate) except current obligations and liabilities incurred in the ordinary course of their businesses which would act as a lien against the Assets.

     5.6 Company has not leased or effected any transfer of any of the Assets;

     6. Representations and Warranties of D-LANZ. D-LANZ hereby represents and warrants that on the closing date all of the following will be true:

     6.1 D-LANZ is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. D-LANZ is not conducting any business in any location. Complete and correct copies of the Certificate of incorporation of Company and all amendments thereto, certified in each case by the Secretary of State of the State of Delaware, and of the By-Laws of D-LANZ, and all amendments thereto, certified by the Secretary of D-LANZ, have been or will be delivered to Company on or prior to the Closing Date by D-LANZ. D-LANZ will present at closing a Certificate of good standing for the State of Delaware. D-LANZ has taken no action and has not failed to take any action, which action or failure would preclude or prevent Company from conducting the business of Company in the manner heretofore conducted. D-LANZ is approved for trading in the over-the-counter market with not less than two market makers.

     6.2 D-LANZ has no subsidiaries.

     6.3 D-LANZ has no authorized or outstanding securities other than its common stock, $.001 par value per share (the "Common Stock"), which consists of 50,000,000 authorized shares of which not more than 1,551,394 shares are currently outstanding. All outstanding Common stock is duly authorized, validly issued, fully-paid and non-assessable (except for such statutory and constitutional obligations as may be imposed notwithstanding full payment for and valid issuance of such shares), and there are no presently issued or outstanding securities of D-LANZ convertible into common stock nor are there any outstanding options, warrants, agreements, rights or commitments of any kind relating to the authorized but unissued Common Stock. All transfer taxes, if any, with respect to transfers of securities of D-LANZ made prior to the date hereof have been paid. All of the common stock is owned, both beneficially and of record, free of any security interests, liens, pledges, claims, charges, escrows encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money) and the designated owner thereof has the unrestricted right to vote such Common Stock. D-LANZ also has authorized 50,000,000 shares of Preferred Stock having a par value of $.001 per share, none of which are issued and/or outstanding.

     6.4 D-LANZ's Board of Director's will recommend to certain controlling shareholders, as soon as practicable after receipt of Company's certified financial statements, approval of the transaction contemplated herein and obtain written consent to take such acts and actions as may be deemed necessary or advisable by counsel to Company to fully empower D-LANZ and its Board of Directors to enter into and consummate this transaction, including the giving of notice to D-LANZ shareholders as required by New York law.

     6.5 D-LANZ has full power and authority, corporate and otherwise, to enter into this agreement and to assume and perform its, his or her obligations hereunder. The execution and delivery of this agreement and the performance by D-LANZ of its obligations hereunder have been duly authorized by the Board of Directors of D-LANZ and no further action or approval, except shareholder approval, corporate or otherwise, is required in order to constitute this agreement as a binding and enforceable obligation of D-LANZ. The execution and delivery of this agreement and the performance by D-LANZ of its obligations hereunder do not and will not violate any provision of the Certificate of Incorporation or By-Laws of D-LANZ and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its assets by reason of the terms of any contract, mortgage, lien, lease, agreement indenture, instrument, judgment or decree to which D-LANZ is a party or which is or purports to be binding upon Company or which affects its assets.

     6.6 No action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to D-LANZ in order to constitute this agreement as a binding and enforceable obligation of D-LANZ in accordance with its terms.

     6.7 D-LANZ has not during the last twelve months, except as may be required to satisfy the terms of this Agreement:

     6.7.1 authorized, issued, sold or converted any securities, or entered into any agreement with respect thereto;

     6.7.2 declared, set aside or made any dividend or other distribution or purchased, redeemed or reclassified any of their capital stock or effected any stock split, stock dividend, exchange or recapitalization or entered into any agreement in respect of the foregoing;

     6.7.3 incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

     6.7.4 sold, assigned or transferred. any of their tangible assets or any patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or properties;

     6.7.5 mortgaged, pledged, granted or suffered to exist any lien or other encumbrance or charge on any of their assets or properties, tangible or intangible;

     6.7.6 waived any rights of material value or canceled, discharged, satisfied or paid any material debts or claims;

     6.7.7 incurred any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate);

     6.7.8 leased or effected any transfer of any of their assets or properties;

     6.7.9 entered into, made any amendment of or terminated any lease, material contract or license;

     6.7.10 amended its Certificate of Incorporation or By-Laws;

     6.7.11 effected any change in their accounting practices, procedures or methods;

     6.7.12 became obligated to make any payment to any shareholder of D-LANZ in any capacity, or entered into any transaction of any nature with any shareholder of D-LANZ in any capacity;

     6.7.13 increased the compensation payable to any of their directors, officers or employees or became obligated to increase any such compensation;

     6.7.14 entered into any transaction other than in the ordinary course of business, or changed in any way any of their business policies or practices.

     6.8 D-LANZ is not a party to or has any contract or commitment of any kind or nature whatsoever, written or oral, formal or informal, including, without limitation, any lease, license, franchise, employment, maintenance, consultant or commission agreement, pension, profit-sharing, bonus, stock purchase, stock option, retirement, severance, hospitalization, accident, insurance or other plan or arrangement involving employee benefits, contract with any labor union or contract for services, materials, supplies, merchandise, inventory or equipment, for the sale or purchase of any of its services, products or assets, for the borrowing of money or for a line or letter of credit, with any current or former director, officer or employee of D-LANZ which will be in effect on the Closing Date, with any government or agency thereof, pursuant to which its right to compete with any entity or person in the conduct of its business is restrained or restricted for any reason or in any way, guaranteeing the performance, liabilities or obligations of any Entity or person, for capital improvements or expenditures or with any contractor or subcontractor for in excess of $100.00, for charitable contributions aggregating in excess of $100.00, or involving in excess of $100.00 in cash over its term (including any periods covered by any options to renew by any party).

     6.9. D-LANZ has no liabilities except as shown on its financial statements,
no  contracts  or  other   obligations   whatsoever   including  any  contingent
liabilities.


     7. Financial Statements and Form 10.

     Company shall deliver to D-LANZ, on or before the Closing Date, sufficient financial information in a form acceptable to the United States Securities and Exchange Commission for consolidation with D-LANZ's financial statements and will be in compliance with generally accepted accounting principles and Regulation SX promulgated under the Securities Act of 1933, as amended, and as it applies to corporations which have registered securities upon Form 10 or Form 10SB under the 1934 Securities Exchange Act. After closing, the new management represents that it will promptly update Company's Form 10SB and timely file the same and all other forms required by the United States Securities and Exchange Commission.

     8. Miscellaneous.

     a) This Agreement shall constitute the entire agreement of the parties hereto and may not be amended, except by written consent of the parties hereto in writing executed by them.


     b) This Agreement shall be construed according to the laws of the State of New York and shall be enforceable in any court of competent jurisdiction located in the State of New York.


     c) This Agreement shall inure to the benefit of the parties and their successors in interest, if any, but shall not otherwise be assignable.

     d) Where in this Agreement one gender or the other is used, of the singular or the plural is used, and if to effect the intent of the parties hereto the use of the other gender or number is needed then it is understood that such gender or both or such number or both is implied.

     e) This Agreement may be executed in counterparts and receipt of facsimile transmission of signatures shall be sufficient to effect acceptance of this Agreement, although the parties hereto agree to submit within a reasonable time duplicate original signed copies of this Agreement to each other.

     9. Indemnification.

     Each party to this Agreement shall indemnify and hold harmless each other party at all times after the date of closing against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty for non-fulfillment of any agreement on the part of such party under this Agreement, or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand for any reasonable payments made by said parties at any time after the date of closing, in respect to any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same, and such party failed to defend or satisfy the same.

     10. Covenant Not to Disclose.

     (a) I shall not at any time during or after the termination of my employment by Company reveal, divulge, or make known to any person (other than Company or its Affiliates) or use for my own account any confidential information used by Company or any of its Affiliates during my employment by Company before and during the term of this Agreement and made known to me by reason of my employment by Company. I shall retain all such knowledge and information which I may acquire during my employment by Company in trust for the sole benefit of Company and its Affiliates and their successors and assigns.

     (b) As used in this Agreement, the term "Affiliate" shall mean any corporation, company, partnership or other person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person of which such corporation, company, partnership or other person or entity is an affiliate.

     11. Brokers. No brokers have been utilized in connection with this transaction. D-LANZ shall not be liable for the payment of any finder's or consultant's fees except as specifically provided herein.

IN WITNESS  WHEREOF  THE  PARTIES  HERETO,  CORPORATE  PARTIES  HAVING BEEN DULY
AUTHORIZED BY THEIR RESPECTIVE BOARDS OF DIRECTORS, HAVE SET THEIR HANDS AND SEALS ON THE DATE FIRST ABOVE WRITTEN.

D-LANZ DEVELOPMENT GROUP, INC.               HEALTH TECHNOLOGIES
                                             INTERNATIONAL, INC.


BY:__/s/Roger Fidler___________         BY:_/s/Roger Fidler___________
   ROGER L. FIDLER                         ROGER L. FIDLER
   PRESIDENT                               PRESIDENT

                                    Exhibit I
                                 List of Assets
                  From Health Technologies International, Inc.
                         To Be Exchanged for Stock From
                         D-Lanz Development Group, Inc.



License Agreement Between Health Technologies International, Inc. nd Scantek Medical, Inc.

                                   Exhibit II
                               List of Liabilities
                  From Health Technologies International, Inc.
                         To Be Exchanged for Stock From
                         D-Lanz Development Group, Inc.


There are no liabilities being assumed to D-Lanz.

Exhibit 4.2  List of Shareholders of Health Technologies International, Inc.

Roger Fidler               93%
Kilhan Management S.A.      7%

Pursuant to the License Agreement Health Technologies has the obligation to sell to Scantek Medical, Inc. 20% of its total issued and outstanding common shares at par value. To effect this requirement, the Company's shareholders have agreed to the following division of the shares upon conclusion of the acquisition:

Roger Fidler               6,000,000
Kilhan Management S.A.       448,606
Scantek Medical, Inc.      2,000,000